Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, to the Merger Agreement (this “Amendment”) is entered into as of November 13, 2006, among GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (the “Parent”), Platform Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and CNS, Inc., a Delaware corporation (“Company”).

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub and Company have previously entered into that certain Agreement and Plan of Merger among them dated as of October 8, 2006 (the “Merger Agreement”);

WHEREAS, pursuant to Section 14.12 of the Merger Agreement, the Merger Agreement may be amended by an instrument of equal formality signed by the parties to the Merger Agreement or their duly authorized agents; and

WHEREAS, Parent, Merger Sub and Company wish to amend the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1.   Definitions.  Capitalized terms used but not defined herein shall have the meaning given to them in the Merger Agreement.

SECTION 2.   Amendment to Section 12.1(c)(i) of Merger Agreement.  Section 12.1(c)(i) is hereby amended and restated in its entirety to read as follows:

“Parent agrees that as promptly as practicable (but no later than 45 days) after the Effective Time of the Merger, the Parent will cause the Surviving Corporation to pay or provide to those persons eligible to participate in the Company’s Fiscal 2007 Incentive Plan and employed by Company on the Effective Time of the Merger (and waiving any other employment related condition under the Incentive Plan), (A) the cash incentive payment under Company’s Fiscal 2007 Incentive Plan determined (x) based upon eligible earnings of each employee for the fiscal year through the Effective Time of the Merger, (y) as if the last day of the month prior to the Effective Time of the Merger were the last day of the performance period under such plan (“Adjusted Performance Period”) and (z) based upon the actual achievement during the Adjusted Performance Period of the following measures, as applicable: (i) net sales growth for the Adjusted Performance Period as a percentage over actual sales for the comparable period in fiscal year 2006; (ii) operating income for completed months in the Adjusted Performance Period as a percentage of the projected operating income for the same months as determined under the Company’s operating plan for fiscal year 2007; and (iii) growth pipeline objectives based on actual achievement of key milestones or actual results to the extent that the planned completion of the applicable objective is prior to the Effective Time of the Merger; provided, that if the Effective Time of the Merger occurs on or prior to

December 31, 2006, then for purposes of clause (z)(ii) above, the last day of the Adjusted Performance Period shall be deemed to be December 31, 2006, and (B) the additional matching contribution to the Company’s 401(k) Plan based upon the cash incentive plan performance determined under clause (A) above. In determining the measures under the Company’s Fiscal 2007 Incentive Plan in the preceding sentence, the Company shall exclude any expenses in connection with or arising out of the transactions contemplated by this Agreement. Nothing in this Section will reduce any rights any employee may have under the employee’s Executive Employment Agreement, except that, as a condition of receiving the payment under clause (A) of this subparagraph (i), the employee must waive any rights to receive any duplicate payment of a pro-rata bonus or other payment duplicative of the payments described in clauses (A) and (B) of this subparagraph (i) otherwise payable under any Executive Employment Agreements, any Employee Plan or Benefit Arrangement, or otherwise.”

SECTION 3.   No Implied Amendments.   Except as herein amended, all of the terms of the Merger Agreement shall remain in full force and effect and are ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Merger Agreement, shall mean and be a reference to the Merger Agreement, as amended by this Amendment.

SECTION 4.  Representations and Warranties.   Each party hereto represents to the other parties hereto that: (a) such party has all necessary corporate power and authority to enter into this Amendment; (b) the execution and delivery of this Amendment by such party have been duly authorized by all requisite corporate action on the part of such party; and (c) this Amendment has been duly executed and delivered by each party hereto.

SECTION 5.  Governing Law.   This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 6.   Counterparts.   This Amendment may be executed by facsimile and in separate counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

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Exhibit 2.1

IN WITNESS WHEREOF, the parties to this Amendment have duly executed this Amendment as of the day and year first above written.

GLAXOSMITHKLINE PLC

By:	/s/ Donald F. Parman
Name: Donald F. Parman Title: Authorized Signatory

PLATFORM ACQUISITION CORPORATION

By:	/s/ Donald F. Parman
Name: Donald F. Parman Title: Vice President and Secretary

CNS, INC.

By:	/s/ Martha Morfitt
Name: Martha Morfitt Title: President and Chief Executive Officer